Exhibit 99

VIACOM REPORTS EARNINGS FOR FIRST QUARTER 2012

•	Revenues Increased 3%, Driven by Growth in Both Media Networks and Filmed Entertainment

•	Media Networks Operating Income Climbed 7%, Driven by Double-Digit Growth in Affiliate Revenues

•	Diluted Earnings Per Share Up 4% to $1.06

Fiscal Year 2012 Results

	Quarter Ended December 31,		B/(W)
			2011 vs.
(in millions, except per share amounts)	2011	2010	2010

Revenues	$3,952	$3,828	3%
Operating income	1,016	1,040	(2)
Net earnings from continuing operations attributable to Viacom	591	620	(5)
Diluted EPS from continuing operations	$1.06	$1.02	4%

New York, N.Y., February 2, 2012 – Viacom Inc. (NASDAQ: VIA, VIAB) today reported higher revenues and earnings per share for the fiscal first quarter, ended December 31, 2011. Consolidated revenues in the first quarter increased 3% to $3.95 billion, driven by growth in both the Media Networks and Filmed Entertainment segments. First quarter operating income declined 2% to $1.02 billion, reflecting higher Media Networks revenues more than offset by lower Filmed Entertainment ancillary revenues. Net earnings from continuing operations attributable to Viacom in the first quarter decreased 5% to $591 million. Diluted earnings per share from continuing operations increased to $1.06, up 4% over the first quarter of 2011.

Sumner M. Redstone, Executive Chairman of Viacom, said, “Led by an exceptional executive team, Viacom executed on its mission to meet the challenges of a constantly evolving market and deliver value to shareholders. We continue to take advantage of our collective programming experience and brand leadership to bring our audiences distinctive and popular television and motion picture content on every platform – a strategy that will drive our success today and over the long term.”

Philippe Dauman, President and Chief Executive Officer of Viacom, said, “In the first quarter of 2012, Viacom proved that it has the creative capability, operational resolve and financial strength to deliver for shareholders despite short term economic headwinds. Our proven strategy of continuing to invest in creative content is fueling momentum across our properties. MTV, COMEDY CENTRAL and BET were home to many of the top rated shows in the first quarter of fiscal 2012 and Nickelodeon remained the number one cable network for kids. Despite short term softness in the overall ad markets, Viacom’s quarterly results benefited from strong affiliate fee revenue growth, as our industry-leading portfolio of TV brands continued to attract traditional distributors as well as emerging digital services. Paramount Pictures also began the year with a strong performance in the theatrical market, with hits like Paranormal Activity 3 and Mission: Impossible – Ghost Protocol, which has generated approximately $575 million at the worldwide box office. We are looking forward to our slate of films for the 2012 calendar year and are already off to a strong start with the breakout performance of The Devil Inside, a low-cost genre film from Paramount’s Insurge Pictures label that has earned more than $50 million at the box office.

“Our solid operational performance in the first fiscal quarter of 2012 also enabled us to continue to produce healthy bottom line results, with a 4% increase in diluted earnings per share. Overall in the quarter, Viacom also directly returned more than $840 million to shareholders through dividends and our ongoing stock buyback program, even as we reduced our average borrowing costs and maintained the strength of our balance sheet.”

Revenues

	Quarter Ended
	December 31,		B/(W)
			2011 vs.
(in millions)	2011	2010	2010

Media Networks	$2,448	$2,380	3%
Filmed Entertainment	1,558	1,497	4
Eliminations	(54)	(49)	N/M

Total revenues	$3,952	$3,828	3%

N/M - Not Meaningful

Quarterly revenues increased 3% to $3.95 billion from $3.83 billion in the prior year. Higher Media Networks revenues of $2.45 billion were driven by an increase in affiliate fee revenues, partially offset by a decrease in advertising and ancillary revenues. Domestic and worldwide affiliate fees each increased 16%, reflecting higher revenues from digital distribution arrangements, as well as rate increases. Advertising revenue decreased 3% on both a domestic and worldwide basis, driven by lower ratings and softness in the U.S. advertising market in the second half of the quarter. Filmed Entertainment revenues increased 4%, to $1.56 billion, driven by higher theatrical revenues, partially offset by lower ancillary revenues due to the prior year benefit from the sale of distribution rights of two future Marvel films and lower home entertainment revenues.

Operating Income (Loss)

	Quarter Ended
	December 31,		B/(W)
			2011 vs.
(in millions)	2011	2010	2010

Media Networks	$1,129	$1,051	7%
Filmed Entertainment	(31)	68	N/M
Corporate expenses	(53)	(49)	(8)
Equity-based compensation	(29)	(30)	3

Operating income	$1,016	$1,040	(2)%

N/M - Not Meaningful

Quarterly operating income of $1.02 billion decreased 2%, from $1.04 billion in the first quarter of 2011, driven primarily by the decline in ancillary revenues in Filmed Entertainment, partially offset by the increase in Media Networks affiliate revenues.

Quarterly net earnings from continuing operations attributable to Viacom declined to $591 million, a decrease of 5%, from $620 million in the same period last year. The change reflects the decline in operating income and lower equity income. Diluted earnings per share from continuing operations for the quarter were $1.06, a 4% increase from $1.02 in the prior year’s comparable quarter, reflecting fewer outstanding shares due to the Company’s ongoing stock repurchase program.

Stock Repurchase Program

For the quarter ended December 31, 2011, Viacom repurchased 16.2 million shares under its stock repurchase program, for an aggregate purchase price of $700 million. As of February 1, 2012, Viacom had $6.61 billion remaining in its $10 billion stock repurchase program.

Debt

At December 31, 2011, total debt outstanding, including capital lease obligations, was $7.79 billion, compared with $7.37 billion at September 30, 2011. The Company’s cash balances were $1.15 billion at December 31, 2011, an increase from $1.02 billion at September 30, 2011.

About Viacom

Viacom is home to the world’s premier entertainment brands that connect with audiences through compelling content across television, motion picture, online and mobile platforms in approximately 160 countries and territories. With more than 160 media networks reaching approximately 700 million global subscribers, Viacom’s leading brands include MTV, VH1, CMT, Logo, BET, CENTRIC, Nickelodeon, Nick Jr., TeenNick, Nicktoons, Nick at Nite, COMEDY CENTRAL, TV Land, SPIKE and Tr3s. Paramount Pictures, celebrating its 100th year in 2012 and creator of many of the most beloved motion pictures, continues today as a major global producer and distributor of filmed entertainment. Viacom operates a large portfolio of branded digital media experiences, including many of the world’s most popular properties for entertainment, community and casual online gaming.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of the Company’s programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in the Company’s markets and on consumer behavior; competition for audiences and distribution; the impact of piracy; economic conditions generally, and in advertising and retail markets in particular; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s motion pictures; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including its 2011 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. If applicable, reconciliations for any non-GAAP financial information contained in this news release are included in this news release or available on the Company’s website at www.viacom.com.

Contacts
Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President, Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Mark Jafar Vice President, Corporate Communications (212) 846-8961 mark.jafar@mtvstaff.com

VIACOM INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Quarter Ended December 31,
(in millions, except per share amounts)	2011	2010

Revenues	$3,952	$3,828
Expenses:
Operating	2,185	2,017
Selling, general and administrative	689	700
Depreciation and amortization	62	71

Total expenses	2,936	2,788

Operating income	1,016	1,040
Interest expense, net	(105)	(104)
Equity in net earnings of investee companies	10	24
Other items, net	(4)	-

Earnings from continuing operations before provision for income taxes	917	960

Provision for income taxes	(316)	(331)

Net earnings from continuing operations	601	629
Discontinued operations, net of tax	(379)	(10)

Net earnings (Viacom and noncontrolling interests)	222	619

Net earnings attributable to noncontrolling interests	(10)	(9)

Net earnings attributable to Viacom	$212	$610

Amounts attributable to Viacom:
Net earnings from continuing operations	$591	$620
Discontinued operations, net of tax	(379)	(10)

Net earnings attributable to Viacom	$212	$610

Basic earnings per share attributable to Viacom:
Continuing operations	$1.07	$1.03
Discontinued operations	$(0.68)	$(0.02)
Net earnings	$0.39	$1.01

Diluted earnings per share attributable to Viacom:
Continuing operations	$1.06	$1.02
Discontinued operations	$(0.68)	$(0.02)
Net earnings	$0.38	$1.00

Weighted average number of common shares outstanding:
Basic	550.6	603.4
Diluted	557.2	608.0
Dividends declared per share of Class A and Class B common stock	$0.25	$0.15

VIACOM INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	September 30,
(in millions, except par value)	2011	2011

ASSETS
Current assets:
Cash and cash equivalents	$1,147	$1,021
Receivables, net	3,100	2,732
Inventory, net	858	828
Deferred tax assets, net	37	41
Prepaid and other assets	257	639

Total current assets	5,399	5,261
Property and equipment, net	1,049	1,057
Inventory, net	4,260	4,239
Goodwill	11,049	11,064
Intangibles, net	373	392
Other assets	773	788

Total assets	$22,903	$22,801

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$316	$427
Accrued expenses	1,117	1,152
Participants’ share and residuals	1,277	1,158
Program rights obligations	521	475
Deferred revenue	203	187
Current portion of debt	773	23
Other liabilities	875	520

Total current liabilities	5,082	3,942

Noncurrent portion of debt	7,017	7,342
Participants’ share and residuals	421	487
Program rights obligations	783	771
Deferred tax liabilities, net	59	123
Other liabilities	1,390	1,351
Redeemable noncontrolling interest	148	152

Commitments and contingencies

Viacom stockholders’ equity:
Class A Common stock, par value $0.001, 375.0 authorized; 51.4 and 51.4 outstanding, respectively	-	-
Class B Common stock, par value $0.001, 5,000.0 authorized; 491.6 and 506.9 outstanding, respectively	1	1
Additional paid-in capital	8,650	8,614
Treasury stock, 223.4 and 207.2 common shares held in treasury, respectively	(8,925)	(8,225)
Retained earnings	8,492	8,418
Accumulated other comprehensive loss	(204)	(164)

Total Viacom stockholders’ equity	8,014	8,644

Noncontrolling interests	(11)	(11)

Total equity	8,003	8,633

Total liabilities and equity	$22,903	$22,801